INDEPENDENT AUDITORS’ CONSENT

To the Board of Trustees and Shareholders Mosaic Government Money Market:

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 2-63713 of Mosaic Government Money Market on Form N-1A of our report dated November 9, 2001 appearing in the Annual Report to Shareholders for the year ended September 30, 2001 and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement. We also consent to the references to us under the headings "Independent Auditors" and "Financial Statements and Other Additional Information" in the Statement of Additional Information, which is part of such Registration Statement.

(signature)

Deloitte & Touche, LLP

Chicago, Illinois
January 31, 2002